Exhibit 5.1

Kirkland & Ellis LLP
AND AFFILIATED PARTNERSHIPS

601 Lexington Avenue
New York, New York, 10022

212 446-4800

www.kirkland.com
Facsimile:
212 446-6460

November 25, 2009

Charter Communications, Inc. 12405 Powerscourt Drive St. Louis, Missouri 63131
Registration Statement on Form S-8

Ladies and Gentlemen:

We are providing this letter in our capacity as special counsel to Charter Communications, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 3,848,393 shares of Class A Common Stock, par value $0.001 per share (the “Shares”), pursuant to the Charter Communications, Inc. 2009 Stock Incentive Plan (the “Plan”) of the Company.

For purposes of this letter, we have examined such documents, records, certificates, resolutions and other instruments deemed necessary as a basis for this opinion including drafts of the Company’s (i) By-laws, (ii) Amended and Restated Certificate of Incorporation, (the “Charter” and collectively, the “Charter and By-Laws”), and (iii) Plan that, in each case, will be deemed adopted pursuant to the Findings Of Facts, Conclusions of Law, And Order Confirming Debtors’ Joint Plan Of Reorganization (the “Plan of Reorganization”) dated November 17, 2009, (in re Charter Communications, Inc. et al.), entered in the United States Bankruptcy Court for the Southern District of New York (Case No.09-11435 (JMP) (the “Confirmation Order”) when the Plan of Reorganization becomes effective.  References to Shares means New Class A Stock (as defined in the Plan).

Based upon and subject to the assumptions and limitations stated in this letter, when (i) the Registration Statement becomes effective under the Act, (ii) the Charter is filed with the Secretary of State of the State of Delaware, (iii) the Plan becomes effective under the Bankruptcy Code, and (iv) the Shares have been duly issued in accordance with the terms of the Plan the Charter and By-laws, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

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Charter Communications, Inc.
November 25, 2009

We note that the advice set forth above is based on the entry of the Confirmation Order by the Bankruptcy Court.  This letter does not speak to, and the advice herein is subject to, the results or effects of any appeal from such Confirmation Order including the Notices of Appeal dated November 23, 2009, filed by (1) JPMorgan Chase Bank, N.A., as Administrative Agent for prepetition first-lien secured lenders to Charter Communications Operating, LLC, (2) Law Debenture Trust Company of New York, as Indenture Trustee for the 6.50% Convertible Senior Notes due 2027 issued by Charter Communications, Inc., (3) R2 Investments, LDC, and (4) Wilmington Trust Company, as indenture trustee for the holders of (i) the 8% Senior Second Lien Notes due 2012 and the 8.375% Senior Second Lien Notes due 2014 issued pursuant to that certain Indenture dated as of April 27, 2004 (as amended, supplemented or otherwise modified from time to time) by and among Charter Communications Operating, LLC (“CCO”) and Charter Communications Operating Capital Corp. (“CCO Capital”), as issuers, and Wilmington Trust, as successor trustee, and (ii) the 10.875% Senior Second Lien Notes due 2014 issued pursuant to that certain Indenture dated as of March 19, 2008 (as amended, supplemented or otherwise modified from time to time) by and among CCO and CCO Capital, as issuers, and Wilmington Trust, as indenture trustee, and the Notice of Appeal dated November 24, 2009, filed by Wells Fargo Bank, N.A., Solely in its Capacities as Successor Administrative Agent and Collateral Agent, and the Ad Hoc Consortium of Third Lien Lenders.  Such appeals were made to the United States District Court for the Southern District of New York, pursuant to 28 U.S.C. § 158 and Rule 8001(a) of the Federal Rules of Bankruptcy Procedure.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares which the Company is authorized to issue in the Charter exceeds the number of shares outstanding and the number of shares which the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes other than issuances in connection with the Plan, collectively, by at least the number of Shares which may be issued in connection with the Plan, collectively, and we have assumed that such condition will remain true at all future times relevant to this opinion. We have assumed that the Company will cause certificates, if any, representing the Shares issued in the future to be properly executed and delivered and will take all other actions appropriate for the issuances of such Shares. We have made other assumptions we have deemed appropriate for purposes of this letter.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the

Charter Communications, Inc.
November 25, 2009

category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/  Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP